Exhibit 4.17

AMENDMENT NO. 1 TO
WARRANT TO PURCHASE EQUITY SECURITIES
OF TETRALOGIC PHARMACEUTICALS CORPORATION

THIS AMENDMENT NO. 1 (this “Amendment”), effective as of the          day of October 2013, by and between TETRALOGIC PHARMACEUTICALS CORPORATION, a Delaware corporation (the “Company”), and [WARRANT HOLDER] (the “Holder”), amends certain warrants issued to Holder pursuant to that certain Note and Warrant Purchase Agreement dated                                     by and among the Company and the Purchasers (as defined therein) and that certain Note and Warrant Purchase Agreement dated                                     by and among the Company and the Purchasers (as defined therein) (each of the warrants issued under such purchase agreements are referred to as a “Warrant” and collectively, the “Warrants”).  All capitalized terms used herein and not otherwise defined shall have the respective meanings set forth in the Warrants.

WHEREAS, the Holder and the Company desire to amend the Warrants.

NOW, THEREFORE, the Company and the Holder, for good and valuable consideration, the receipt and sufficiency of which is acknowledged, intending to be legally bound, hereby agree as follows:

1.                                      AMENDMENTS.

1.1.                            Section 1(a) of each Warrant is hereby replaced in its entirety with the following:

“(a)                           “Equity Securities” shall mean (i) in the event of an initial public offering of securities of the Company under the Act (an “IPO”), the Company’s Series C Preferred Stock, (ii) to the extent that the Notes issued under the Purchase Agreement have converted in connection with a Qualified Financing or a Non-Qualified Financing (each as defined in the Notes) prior to twelve months after the issuance date hereof (the “Trigger Date”), other than a financing that is an IPO, then the equity securities issued by the Company in such financing, (iii) to the extent that the Notes issued under the Purchase Agreement have not converted in connection with a Qualified Financing or a Non-Qualified Financing prior to the Trigger Date and in the absence of an IPO, then at the election of the Holder, either (a) the Company’s Series C Preferred Stock or (b) the series of preferred stock issued by the Company in the first preferred stock financing completed by the Company after the Trigger Date, and (iv) in the event of a Liquidation (as defined in the Company’s Certificate of Incorporation, as amended to date) prior to the determination of the Equity Securities pursuant to (i), (ii) or (iii) above, then at the election of the Holder either (a) the Company’s Series C Preferred Stock or (b) the equity securities issued in any Non-Qualified Financing.”

1.2.                            Section 1(c) of each Warrant is hereby replaced in its entirety with the following:

“(c)                            “Exercise Price” shall mean the price per share for the equity securities that the comprise the Exercise Shares, subject to adjustment pursuant to Sections 5 and 8 below.

2.                                      NO FURTHER MODIFICATIONS.  Each provision of the Warrants not expressly amended or restated in this Amendment No. 1 shall remain unmodified and in full force and effect unless and until terminated in accordance with the terms thereof.

3.                                      MISCELLANEOUS.

3.1.                            Entire Agreement.  Each Warrant, as modified by this Amendment, and the Note and Warrant Purchase Agreement referred to in the preamble to this Amendment constitutes the entire agreement of the Company and the Holder with respect to the subject matter of such Warrant and supersedes all other discussions, negotiations and understandings with respect to such subject matter.  Any reference to each Warrant from and after the date of this Amendment shall be deemed and construed as meaning such Warrant as modified by this Amendment.

3.2.                            Ratification.  Except as expressly waived, amended, modified or supplemented hereby, the Warrant and the respective rights and obligations of each party thereto which are provided therein are hereby ratified and confirmed and shall continue in full force and effect.

3.3.                            Counterparts.  This Amendment may be executed in multiple counterparts, whether by facsimile or otherwise, none of which need contain the signatures of all parties, each of which shall be deemed to be an original, and all of which taken together shall constitute one and the same instrument.

[Signatures on Following Page.]

IN WITNESS WHEREOF, the parties hereby intending to be legally bound, have cause this Amendment No. 1 to Warrants to Purchase Equity Securities to be executed by their duly authorized representatives.

HOLDER:	COMPANY:

[WARRANT HOLDER]	TETRALOGIC PHARMACEUTICALS CORPORATION

By	By

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Title	Title
duly authorized	duly authorized